Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Berry Global Group, Inc. Reports Strong First Quarter 2021 Results;
Raises Fiscal Year 2021 Earnings Guidance

EVANSVILLE, Ind. – February 5, 2021 – Berry Global Group, Inc. (NYSE:BERY), a leading supplier of sustainable packaging solutions for consumer goods and industrial products, today reported its first fiscal quarter 2021 results, referred to in the following as the December 2020 quarter.

First Quarter Highlights (all comparisons made to the December 2019 quarter)
•	Net sales of $3.1 billion; 7 percent organic volume growth
•	Operating income up 53 percent to $304 million
•	Operating EBITDA up 20 percent to $539 million
•	Net income per diluted share up 174 percent to $0.96
•	Adjusted net income per diluted share increase of 100 percent to $1.12
•	Increased fiscal 2021 organic volume growth assumption by 2 percent, now targeting 4 percent
•	Raised fiscal 2021 operating EBITDA guidance range by $25 million to $2.175 - $2.225 billion
•	Reaffirmed cash flow from operations and free cash flow guidance

Berry’s Chairman and CEO Tom Salmon said, “Berry’s fiscal 2021 is off to an exceptional start with record first quarter financial results exceeding our expectations.  Consumer demand for our products remains consistent and certain markets which previously experienced COVID-19 headwinds are rebounding quicker than we expected.  All segments delivered strong volume growth, collectively finishing the quarter with 7 percent organic volume growth, while operating EBITDA increased 20 percent in the quarter.  The organically driven outperformance in this first fiscal quarter gives us confidence to raise our fiscal year 2021 outlooks for both operating EBITDA and organic volume growth.

“Our businesses, across the globe, are clearly capitalizing on our strategy to drive profitable and sustainable organic volume growth.  The continued positive momentum from our investments in areas such as health and wellness, food safety, and e-commerce along with the focus on growing our emerging market exposure, provide us the path to realize long-term consistent volume growth.  Couple these drivers with our numerous efforts to drive more sustainable packaging and you have a lot to be excited about in the upcoming years here at Berry.

“With normalized free cash flow of over $1 billion, we have a clear line-of-site to leverage in the 3.8 to 3.9 times range by the end of fiscal 2021.  Once within our targeted leverage range of 3.0 to 3.9 times, our consistent and growing cash flow provides substantial capacity to create shareholder value with a balanced capital allocation approach that includes: reinvesting in the business to support continued organic growth, returning capital to shareholders, pursuing bolt-on acquisitions and further debt reductions while staying within our committed range.”

December 2020 Quarter Results
Please note that the December 2020 quarter contained additional shipping days for our U.S. based businesses compared to Berry’s prior year period.  Our discussion of organic volume growth below will exclude these additional shipping days.  The table provides a summary of volumes for the December 2020 quarter:

December Quarterly Volumes:	As Reported	Extra Shipping Days	Comparable (organic volume growth)
Consumer Packaging – Int’l	4%	-	4%
Consumer Packaging – N.A.	13%	5%	8%
Health, Hygiene & Specialties	21%	6%	15%
Engineered Materials	7%	5%	2%
Consolidated Total	11%	4%	7%

Consolidated Overview
The net sales growth is primarily attributed to organic volume growth of 7 percent, a $50 million favorable impact from foreign currency changes and a $112 million benefit from extra shipping days in the quarter, partially offset by prior quarter divestiture sales of $15 million. The organic volume growth was primarily due to growth investments, modest recovery of certain markets that had previously been facing pandemic headwinds, and higher demand in our advantaged health and hygiene products as the result of COVID-19.

The operating income increase is primarily attributed to a $46 million increase from the organic volume growth, a $17 million favorable impact from price cost spread including synergies, a $12 million decrease in business integration expense, a $7 million gain on the divested business, a $7 million favorable impact from foreign currency changes, and a $19 million benefit from extra shipping days in the quarter.

Consumer Packaging - International
The net sales growth is primarily attributed to organic volume growth of 4 percent, and a $44 million favorable impact from foreign currency changes partially offset by lower selling prices of $28 million.

The operating income increase is primarily attributed to a $9 million decrease in selling, general, and administrative expense, a $7 million increase from the organic volume growth, a $6 million favorable impact from price cost spread, a $6 million decrease in business integration expense, and a $6 million favorable impact from foreign currency.

Consumer Packaging - North America
The net sales growth is primarily attributed to organic volume growth of 8 percent and a $34 million benefit from extra shipping days in the quarter.  The organic volume growth was primarily due to continued strength in closures, bottles, and containers.

The operating income increase is primarily attributed to a $13 million increase from the organic volume growth and a $6 million benefit from extra shipping days in the quarter, partially offset by a $5 million increase in selling, general, and administrative expense.

Health, Hygiene, & Specialties
The net sales growth in the Health, Hygiene & Specialties segment is primarily attributed to organic volume growth of 15 percent, increased selling prices of $7 million and a $36 million benefit from extra shipping days in the quarter.   The organic volume growth was primarily due to growth investments and higher demand in our advantaged health and hygiene products as the result of COVID-19.

The operating income increase is primarily attributed to a $24 million impact from the organic volume growth, a $16 million favorable impact from price cost spread, and a $7 million benefit from extra shipping days in the quarter.

Engineered Materials
The net sales growth in the Engineered Materials segment is primarily attributed to increased selling prices of $14 million, organic volume growth of 2 percent, a $7 million favorable impact from foreign currency, and a $37 million benefit from extra shipping days in the quarter, partially offset by prior quarter divestiture sales of $11 million.

The operating income increase is primarily attributed to a $7 million gain on the divested business and a $5 million benefit from extra shipping days in the current quarter, partially offset by a $5 million negative impact from price cost spread.

Cash Flow
Our cash flow from operating activities increased by 44 percent to $315 million for the December 2020 quarter compared to $218 million in the prior year quarter.  Free cash flow for the December 2020 quarter was $153 million, an increase of 119 percent compared to $70 million in the prior year quarter.  The Company’s cash flow from operating activities and free cash flow for the four quarters ended January 2, 2021, were $1,627 million and $1,030 million, respectively.

Balance Sheet and Liquidity
Our total debt less cash and cash equivalents at the end of the December 2020 quarter was $9,234 million.  Adjusted EBITDA for the four quarters ended January 2, 2021, was $2,256 million.  Our financial profile remains solid, as we have a strong liquidity position with $847 million of cash at the end of the quarter as well as an undrawn $850 million asset-based line of credit representing nearly $1.7 billion of liquidity.

Bond Offering and Note Redemptions
In December 2020, we issued $750 million aggregate principal amount of 1.57% first priority senior secured notes due 2026, the proceeds from which were used to prepay a portion of our term loan debt. Also in December 2020, we elected to redeem $100 million aggregate principal amount of our 5.125% Second Priority Senior Secured Notes due 2023, which were redeemed following the end of the December 2020 quarter.

Fiscal 2021 Guidance
We have seen significant cost increases in our primary raw material, resin, along with some modest inflation in other raw material and other costs over the past several months including anticipated February increases.  With the strong volume growth momentum in the businesses along with our efforts to improve the timing lag of the pass through of inflation in our customer contracts, we fully intend on passing these transitory increases through.  Our updated guidance includes an incremental timing lag of $50 million over the next three quarters related to this incremental inflation.  In spite of these challenges, when compared to our initial expectations, given the stronger beginning to the fiscal year and quicker recovery of markets that have been negatively impacted by COVID-19, we are increasing the range of operating EBITDA by $25 million to the new range of $2.175 to $2.225 billion for fiscal year 2021.  Furthermore, we are increasing our organic volume growth assumption by 2 percent, and now anticipate volume growth of 4 percent, which is supported by our robust and growing pipeline, increased level of capital expenditures, and the positive trends and momentum we are seeing in each of our businesses.  Free cash flow will remain in the range of $875 to $975 million.  The range of free cash flow includes $1.525 to $1.625 billion of cash flow from operations, partially offset by capital expenditures of $650 million.  Excluding incremental growth capital, our fiscal year 2021 free cash flow is expected to exceed $1 billion.  We also continue to anticipate further strengthening our balance sheet and expect our leverage ratio to be 3.8 to 3.9 times at the end of fiscal 2021.

Investor Conference Call
The Company will host a conference call today, February 5, 2021, at 10 a.m. U.S. Eastern Time to discuss our first fiscal quarter 2021 results.  The telephone number to access the conference call is (800) 305-1078 (domestic), or (703) 639-1173 (international), conference ID 8557182.  We expect the call to last approximately one hour.  Interested parties are invited to listen to a live webcast and view the accompanying slides by visiting the Company’s Investor page at www.berryglobal.com.  A replay of the conference call can also be accessed on the Investor page of the website beginning February 5, 2021, at 1 p.m. U.S. Eastern Time, to February 19, 2021, by calling (855) 859-2056 (domestic), or (404) 537-3406 (international), access code 8557182.

About Berry
At Berry Global Group, Inc. (NYSE:BERY), we create innovative packaging and engineered products that we believe make life better for people and the planet. We do this every day by leveraging our unmatched global capabilities, sustainability leadership, and deep innovation expertise to serve customers of all sizes around the world. Harnessing the strength in our diversity and industry leading talent of 47,000 global employees across more than 295 locations, we partner with customers to develop, design, and manufacture innovative products with an eye toward the circular economy. The challenges we solve and the innovations we pioneer benefit our customers at every stage of their journey. For more information, visit our website at www.berryglobal.com.

Non-GAAP Financial Measures and Estimates
This press release includes non-GAAP financial measures such as operating EBITDA, Adjusted EBITDA, Adjusted net income, and free cash flow.  A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release. Information reconciling forward-looking operating EBITDA is not provided because such information is not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain Items, including debt refinancing activity or other non-comparable items.  These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.  Our estimates of the impact of COVID-19 are based on product mix and prior internal sales estimates compared to actual sales.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward looking” within the meaning of the federal securities laws and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates,” “projects,” “outlook,” “anticipates” or “looking forward,” or similar expressions that relate to our strategy, plans, intentions, or expectations.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.  We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions.  While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under “Risk Factors” and elsewhere in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including, without limitation, in conjunction with the forward-looking statements included in this press release.  All forward-looking information and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include: (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices to our customers on a timely basis; (3) risks related to acquisitions or divestitures and integration of acquired businesses and their operations, and realization of anticipated cost savings and synergies; (4) risks related to international business, including as a result of the RPC transaction, including foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations; (5) uncertainty regarding the United Kingdom’s withdrawal from the European Union and the outcome of future arrangements between the United Kingdom and the European Union; (6) reliance on unpatented proprietary know-how and trade secrets; (7) the phase-out of the London Interbank Offered Rate (LIBOR), or the replacement of LIBOR with a different reference rate or modification of the method used to calculate LIBOR, which may adversely affect interest rates; (8) increases in the cost of compliance with laws and regulations, including environmental, safety, anti-plastic legislation, production, and product laws and regulations; (9) employee shutdowns or strikes or the failure to renew effective bargaining agreements; (10) risks related to disruptions in the overall economy and the financial markets that may adversely impact our business, including as a result of the COVID-19 pandemic; (11) risk of catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (12) risks related to the failure of, inadequacy of, or attacks on our information technology systems and infrastructure; (13) risks related to market acceptance of our developing technologies and products; (14) general business and economic conditions, particularly an economic downturn; (15) risks that our restructuring programs may entail greater implementation costs or result in lower cost savings than anticipated; (16) ability of our insurance to fully cover potential exposures; (17) risks related to future write-offs of substantial goodwill; (18) risks of competition, including foreign competition, in our existing and future markets; (19) new legislation or new regulations and the Company’s corresponding interpretations of either may affect our business and consolidated financial condition and results of operations; (20) risks related to the impact of travel and safety restrictions related to the COVID-19 pandemic, including on our internal controls over financial reporting and the ongoing process of implementing standardized internal control procedures within the recently acquired RPC business; and (21) the other factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained herein may not in fact occur.  Accordingly, readers should not place undue reliance on those statements.  All forward-looking statements are based upon information available to us on the date hereof.  All forward-looking statements are made only as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Berry Global Group, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions of dollars, except per share data amounts)

	Quarterly Period Ended
	January 2, 2021	December 28, 2019

Net sales	$3,136	$2,816
Costs and expenses:
Cost of goods sold	2,518	2,296
Selling, general and administrative	241	229
Amortization of intangibles	74	75
Restructuring and transaction activities	(1)	17
Operating income	304	199

Other expense, net	25	13
Interest expense, net	97	118
Income before income taxes	182	68
Income tax expense	52	21
Net income	$130	$47

Net income per share:
Basic	$0.97	$0.36
Diluted	0.96	0.35

Outstanding weighted-average shares: (in millions)
Basic	133.6	132.3
Diluted	135.7	134.3

Berry Global Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
 (in millions of dollars)

	January 2, 2021	September 26, 2020
Assets:
Cash and cash equivalents	$847	$750
Accounts receivable, net	1,456	1,469
Inventories	1,503	1,268
Other current assets	177	330
Property, plant, and equipment, net	4,734	4,561
Goodwill, intangible assets, and other long-term assets	8,459	8,323
Total assets	$17,176	$16,701

Liabilities and Stockholders' Equity:
Current liabilities, excluding debt	$2,224	$2,108
Current and long-term debt	10,081	10,237
Other long-term liabilities	2,426	2,264
Stockholders’ equity	2,445	2,092
Total liabilities and stockholders' equity	$17,176	$16,701

Berry Global Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions of dollars)

	Quarterly Period Ended
	January 2, 2021	December 28, 2019
Cash flows from operating activities:
Net cash from operating activities	315	218

Cash flows from investing activities:
Additions to property, plant, and equipment, net	(162)	(148)
Divestiture of business	140	—
Net cash from investing activities	(22)	(148)

Cash flows from financing activities:
Repayments on long-term borrowings	(985)	(164)
Proceeds from long-term borrowings	750	—
Proceeds from issuance of common stock	7	2
Debt financing costs	(6)	(2)
Net cash from financing activities	(234)	(164)
Effect of currency translation on cash	38	17
Net change in cash and cash equivalents	97	(77)
Cash and cash equivalents at beginning of period	750	750
Cash and cash equivalents at end of period	$847	$673

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended January 2, 2021
	Consumer Packaging - International	Consumer Packaging- North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$988	$686	$740	$722	$3,136

Operating income	$71	$59	$96	$78	$304
Depreciation and amortization	89	56	45	25	215
Restructuring and transaction activities (1)	3	1	—	(5)	(1)
Other non-cash charges (2)	7	5	4	5	21
Operating EBITDA	$170	$121	$145	$103	$539

	Quarterly Period Ended December 28, 2019
	Consumer Packaging - International	Consumer Packaging - North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$930	$611	$610	$665	$2,816

Operating income	$38	$44	$47	$70	$199
Depreciation and amortization	87	56	47	26	216
Restructuring and transaction activities (1)	10	2	2	3	17
Other non-cash charges (2)	6	5	4	4	19
Operating EBITDA	$141	$107	$100	$103	$451

(1)
The current quarter primarily includes a gain on the divestment of our U.S. flexible packaging converting business partially offset by transaction activity costs related to the RPC acquisition.  The prior year quarter primarily includes transaction activity costs related to the RPC acquisition.

(2)	Other non-cash charges for the December 2020 and December 2019 quarters primarily include stock compensation expense of $21 million and $19 million, respectively.

Berry Global Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions of dollars, except per share data)

	Quarterly Period Ended		Four Quarters Ended
	January 2, 2021	December 28, 2019	January 2, 2021

Net income	$130	$47	$642
Add: other expense, net	25	13	43
Add: interest expense, net	97	118	414
Add: income tax expense	52	21	185
Operating income	$304	$199	$1,284

Add: non-cash amortization from 2006 private sale	6	7	24
Add: restructuring and transaction activities (1)	(1)	17	61
Add: other non-cash charges (2)	21	19	56
Adjusted operating income (6)	$330	$242	$1,425

Add: depreciation	141	141	545
Add: amortization of intangibles (3)	68	68	275
Operating EBITDA (6)	$539	$451	$2,245

Add: unrealized synergies and divestiture (4)			11
Adjusted EBITDA (6)			$2,256

Cash flow from operating activities	$315	$218	$1,627
Net additions to property, plant, and equipment	(162)	(148)	(597)
Free cash flow (6)	$153	$70	$1,030

Net income per diluted share	$0.96	$0.35
Other expense, net	0.18	0.10
Non-cash amortization from 2006 private sale	0.04	0.05
Restructuring and transaction activities	(0.01)	0.13
Income tax impact on items above (5)	(0.05)	(0.07)
Adjusted net income per diluted share (6)	$1.12	$0.56

Estimated Fiscal 2021
Cash flow from operating activities	$1,525 - $1,625
Additions to property, plant, and equipment	(650)
Free cash flow (6)	$875 - $975

(1) The current quarter primarily includes a gain from the divestment of our U.S. flexible packaging converting business partially offset by transaction activity costs related to the RPC acquisition.  The prior year quarter primarily includes transaction activity costs related to the RPC acquisition.  The four quarters ended January 2, 2021, primarily includes a gain from the divestment of our U.S. flexible packaging converting business partially offset by restructuring and transaction costs related to the RPC acquisition.
(2) Other non-cash charges for the December 2020 and December 2019 quarters primarily include stock compensation expense of $21 million and $19 million, respectively.  Other non-cash charges for the four quarters ended January 2, 2021, primarily includes $35 million of stock compensation expense and a $19 million inventory step-up related to the RPC acquisition.
(3) Amortization excludes non-cash amortization from the 2006 private sale of $6 million, $7 million, and $25 million, for the December 2020 quarter, December 2019 quarter, and four quarters ended January 2, 2021, respectively.
(4) Represents unrealized cost savings related to the RPC acquisition partially offset by earnings related to divestment of our U.S. flexible packaging converting business.
(5) Income tax effects on adjusted net income is calculated using 25 percent for both the December 2020 and December 2019 quarters.  The rates used represents the Company’s expected effective tax rate for each respective period.
(6) Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP.  Organic sales growth excludes the impact of currency translation effects and acquisitions.  These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.  Berry’s management believes that adjusted net income and other non-GAAP financial measures are useful to our investors because they allow for a better period-over-period comparison of operating results by removing the impact of items that, in management’s view, do not reflect our core operating performance.

We define “free cash flow” as cash flow from operating activities less additions to property, plant, and equipment.  We believe free cash flow is useful to an investor in evaluating our liquidity because free cash flow and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s liquidity.  We also believe free cash flow is useful to an investor in evaluating our liquidity as it can assist in assessing a company’s ability to fund its growth through its generation of cash.

Adjusted EBITDA is used by our lenders for debt covenant compliance purposes.  We also use Adjusted EBITDA and Operating EBITDA among other measures to evaluate management performance and in determining performance-based compensation.  Adjusted EBITDA and Operating EBITDA and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s performance.  We also believe EBITDA and Adjusted net income are useful to an investor in evaluating our performance without regard to revenue and expense recognition, which can vary depending upon accounting methods.

Company Contact:
Dustin Stilwell, Head of Investor Relations
+1 (812) 306 2964
ir@berryglobal.com

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